UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2004

ARIBA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26299	77-0439730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Notice of Severance Agreement with H. Tayloe Stansbury

Ariba entered into a severance agreement with H. Tayloe Stansbury, its Executive Vice President of Engineering, on September 12, 2004.

If, within 12 months after Ariba has been subject to a change in control, Ariba terminates Mr. Stansbury’s employment for a reason other than cause or permanent disability or he resigns for “good reason,” then the severance agreement provides for (a) a lump sum payment equal to 150% of his cash compensation (base salary plus target bonus), (b) full vesting of his options and restricted shares and (c) an opportunity to exercise his options during the 18-month period starting on his termination date (rather than the usual three-month period). Mr. Stansbury may resign for “good reason” if Ariba has reduced his compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or relocated his place of employment by more than 50 miles. The severance agreement also provides that Ariba will reimburse Mr. Stansbury, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payments.

If Ariba terminates Mr. Stansbury’s employment for a reason other than cause or permanent disability, and if no change in control has occurred during the preceding 12 months, then the severance agreement provides for (a) the continuation of his cash compensation (base salary plus target bonus) for 12 months and (b) 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares. In addition, if Ariba terminates Mr. Stansbury’s employment for a reason other than cause or permanent disability after December 31, 2005, then he is able to exercise his outstanding options during the 12-month period starting on his termination date (rather than the usual three-month period). All of the foregoing benefits are contingent on Mr. Stansbury’s continued compliance with non-solicitation, non-competition and non-disparagement covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: September 16, 2004	By:	/s/ JAMES W. FRANKOLA
James W. Frankola
Executive Vice President and Chief Financial Officer